Exhibit 10.1

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This INTELLECTUAL PROPERTY LICENSE AGREEMENT (“Agreement”) is entered into as of October 10, 2012 (the “Effective Date”) by and between MEGTEC Systems, Inc., a Delaware corporation with principal offices located at 830 Prosper Road, DePere, Wisconsin 54115, U.S.A., and its direct, wholly-owned subsidiaries (collectively, “Licensee”), and TurboSonic Technologies Inc., a Delaware corporation and TurboSonic Inc. and their direct wholly-owned subsidiaries c/o TurboSonic Inc. with principal offices located at 550 Parkside Drive, Suite A14, Waterloo, Ontario, Canada N2L5V4 (collectively, “Licensor”). Licensee and Licensor shall be referred to collectively as the “Parties” and individually as “Party.”

WHEREAS, Licensor owns or has obtained rights to intellectual property related to the production, marketing, sale, use, and maintenance of products and systems using Licensor's air pollution control and liquid atomization technologies;

WHEREAS, Licensor and Licensee have concurrently with the execution and delivery of this Agreement entered into an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, Licensee has concurrently with the execution and delivery of this Agreement and the Merger Agreement made available to Licensor interim financing in the form of a Second Lien Secured Promissory Note having a stated principal amount of $1,000,000.00 (the “Note”);

WHEREAS, as a condition of Licensee making such interim financing available to Licensor, under certain circumstances, Licensor shall grant certain intellectual property rights to Licensee;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              Additional Definitions. The following terms shall have the meanings defined below. The singular of each defined term includes the plural form, and the plural form of each defined term includes the singular form, unless the context of use clearly indicates otherwise.

1.1             "Grant Date" means the first date upon which one or more of the following occurs: (a) termination of the Merger Agreement; (b) a change in recommendation by Licensor's board with respect to the transactions contemplated by the Merger Agreement; (c) a Triggering Event, as defined in Section 1of the Note; or (d) an Event of Default, as defined in Section 10 of the Note.

1.2             “Field of Use” means use in industrial, commercial and institutional applications and explicitly excludes Electricity Generation Units (EGA) which are defined as any fossil fuel fired combustion units of more than 25 megawatts that serves a generator that produces electricity for sale.

1.3             “Licensed Intellectual Property” means, collectively, the copyrights in the Licensed Works, the Licensed Marks, and the Licensed Technology.

1.4             “Licensed Marks” means all registered and common law trademarks and service marks owned by Licensor as of the Effective Date, including without limitation all word trademarks, all design trademarks, and all word and design combination trademarks. An incomplete list of such trademarks includes the registered word mark TURBOSOX, and the common law word marks SONICKLEAN, SONICORE, and SONICOOL. For the avoidance of doubt, the Licensed Marks do not include any trademarks or service marks licensed to Licensor by a third party and listed in the attached Appendix A of Unlicensed Marks.

1.5             “Licensed Product” means any product produced, marketed, used, offered for sale and/or sold by Licensee that incorporates the Licensed Technology or that is produced using the Licensed Technology.

1.6             “Category I Licensed Product” means any product produced, marketed, used, offered for sale and/or sold by Licensor that incorporates the Category I Licensed Technology or that is produced using the Category I Licensed Technology.

1.7             “Category II Licensed Product” means any product produced, marketed, used, offered for sale and/or sold by Licensor that incorporates the Category II Licensed Technology or that is produced using the Category II Licensed Technology.

1.8             “Licensed Technology” means, collectively, the Category I Licensed Technology and the Category II Licensed Technology.

1.9             “Category I Licensed Technology” means all technology-related intellectual property related to Licensor’s air pollution control and liquid atomization technologies that is owned by Licensor or licensed to Licensor by a third party as of the Grant Date, including without limitation all patents and patent applications, any patents that may later issue from the patent applications, and all trade secrets, proprietary processes, technical information, financial information, brand positioning and marketing strategies, new product information, designs, drawings, models, protocols, and related know-how. An incomplete list of such patents includes U.S Patent No. 6,416,725, issued on July 9, 2002; U.S Patent No. 6,579,506, issued on June 17, 2003; U.S Patent No. 7,160,348, issued on January 9, 2007; U.S Patent No. 7,160,358, issued on January 9, 2007; U.S Patent No. 7,402,196, issued on July 22, 2008; U.S Patent No. 7,758,828, issued on July 20, 2010; and U.S Patent No. 8,092,576, issued on January 10, 2012. An incomplete list of such patent applications includes International Application No. PCT/CA2008/000752, filed on April 23, 2008; International Application No. PCT/CA2008/001157, filed on June 18, 2008; and International Application No. PCT/CA2010/000377, filed on March 16, 2010. Notwithstanding the foregoing, the Category I Licensed Technology specifically excludes (a) any intellectual property licensed to Licensor by a third party wherein the license agreement granting the license does not permit Licensor to grant sublicensees; (b) any intellectual property that requires the consent of a third party before rights to it are sublicensed or otherwise granted; (c) any intellectual property disclosed in a published patent that is expired; and (d) any Category II Licensed Technology. A list of technology-related intellectual property excluded under Section 1.9 (a) and (b) is provided in Appendix B. For the avoidance of doubt, unless indicated in Appendix B as excluded, no intellectual property subject to the 1999 License Agreement is deemed excluded under Section 1.9 (a) and (b).

1.10            “Category II Licensed Technology” means all technology-related intellectual property related to Licensor’s air pollution control and liquid atomization technologies and similar technologies that is acquired by Licensor during the five-year period following the Grant Date, including without limitation, and improvements in the Category I Licensed Technology, that is selected as Category II Licensed Technology by Licensee. Notwithstanding the foregoing, the Category II Licensed Technology specifically excludes (a) any intellectual property licensed to Licensor by a third party wherein the license agreement granting the license does not permit Licensor to grant sublicenses; (b) any intellectual property that requires the consent of a third party before rights to it are sublicensed or otherwise granted; and (c) any intellectual property disclosed in a published patent that is expired. A list of technology-related intellectual property excluded under Section 1.10 (a) and (b) is provided in Appendix C. For the avoidance of doubt, unelss indicated in Appendix C as excluded, no intellectual property subject to the 1999 License Agreement is deemed excluded under Section 1.10 (a) and (b).

1.11            “Licensed Works” means all materials to which Licensor owns the copyright that may facilitate the use of the Licensed Technology or the incorporation of the Licensed Technology into the Licensed Product, including without limitation any associated software, technical manuals, drawings, models, or other written materials, whether in paper, three dimensional, or electronic form.

1.12            “Net Sales” means Licensee’s gross sales of Licensed Product, less shipping and handling costs charged to the customer, returned product credits, and sales and similar taxes paid to Licensee by Licensee’s customer on the sale to such customer.

1.13            “Territory” means the United States of America and its territories and possessions, China, and India.

1.14            “Territory I” means China and India.

1.15            “Territory II” means the United States of America and its territories.

1.16            “1999 License Agreement” means the license agreement between TurboSonic Technologies, Inc. and TurboSonic Inc., an executed copy and amendment thereto is attached hereto as Appendix D.

2.              Limited Exclusive Technology License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, a perpetual, non-transferable, non-sublicensable right to use the Licensed Technology to make, have made, use, have used, sell, offer to sell, export, import, and/or distribute Licensed Product solely for the Field of Use within (and only within) the Territory, commencing on the Grant Date. For absence of doubt, this license grant excludes (a) the right to export the Licensed Product from any jurisdiction that is not in the Territory, or the right to export any Licensed Product from the Territory to any jurisdiction that is not in the Territory; (b) the right to import the Licensed Product into a jurisdiction that is not in the Territory; and/or (c) import any Licensed Product into the Territory from a jurisdiction that is not in the Territory. Furthermore, this license grant expressly excludes the right to sell, offer to sell or distribute any Licensed Products to any person or entity that Licensee knows or has reason to know will engage in any of the activities listed in clauses (a) through (c) immediately preceding, and Licensee will exercise reasonable commercial efforts to ensure that its customers do not engage in any of the activities listed in such clauses (a) through (c). Within Territory I, this license grant shall be exclusive, even as against Licensor. Within Territory II, the license grant shall be exclusive except as against Licensor. Licensor reserves all rights to the Licensed Technology not specifically granted to Licensee. Without limiting the preceding sentence, (i) Licensor reserves the right to use the Licensed Technology to make, have made, use, have used, sell, offer to sell, and/or distribute Licensed Product for the Field of Use within Territory II in connection with its own products or services, regardless of whether such products or services exist as of the Grant Date or are developed thereafter, and (ii). Licensor further reserves the right to export Licensed Product for the Field of Use from Territory II to a jurisdiction outside of the Territory, and to import Licensed Product for the Field of Use into Territory II from a jurisdiction outside of the Territory. For absence of doubt, under this license grant, Licensor may not export Licensed Product for the Field of Use from Territory I or import Licensed Product for the Field of Use into Territory I. Licensee may not change or alter the Licensed Technology without Licensor's prior written consent, which will not be unreasonably withheld. For the avoidance of doubt, Licensee shall have no rights to or under the Licensed Technology until the Grant Date.

3.              Limited Non-Exclusive Trademark License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, the perpetual, non-exclusive, non-transferable, non-sublicensable right to use or have used the Licensed Marks in the Territory, solely on or in connection with the manufacture, marketing, sale, distribution, and/or commercialization of Licensed Product, the post-sale support, servicing and repair of Licensed Product, and the marketing and advertising relating thereto, commencing on the Grant Date. All uses of the Licensed Marks by Licensee must be approved by Licensor in advance in writing, and such approval shall not be unreasonably withheld. Notwithstanding the foregoing, Licensee may disclose that Licensed Product are produced, marketed, and/or sold pursuant to a license granted by Licensor without obtaining Licensor's prior written permission. For the avoidance of doubt, Licensee shall have no rights to or under the Licensed Marks until the Grant Date.

4.              Limited Non-Exclusive Copyright License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, and Licensee accepts, the perpetual, non-exclusive, non-transferable, non-sublicensable right to reproduce and distribute the Licensed Works in the Territory solely for use in connection with the manufacture, marketing, sale, distribution, and/or commercialization of Licensed Product, and for customer support relating thereto, commencing on the Grant Date. Licensee shall not use, copy, distribute or display the Licensed Works for any other purpose. For the avoidance of doubt, Licensee shall have no right to or under the Licensed Works until the Grant Date.

5.              Joint Sales and Marketing Program. Beginning promptly after the Grant Date but no later than 120 days after the Effective Date, the Parties shall diligently and in good faith work together and develop a joint sales and marketing plan and program covering the United States of America and its territories and possessions.

6.              Licensor as Preferred Seller/Service Provider. Beginning on the Grant Date and for a period of two (2) years thereafter, Licensee shall purchase from Licensor, on a first priority basis and at Licensor's most favored prices in effect from time to time, Licensor's proprietary components and associated design engineering and drafting services for the Licensed Product. For each year of the Term thereafter, Licensee shall use its commercially reasonable best efforts to purchase from Licensor, on a first priority basis and at Licensor's most favored prices in effect from time to time, Licensor's proprietary components and associated design engineering and drafting services for the Licensed Product, provided they are competitive or superior to other U.S. and Canadian vendors' similar products and services in terms of price, quality, and availability.

7.              Ownership of Licensed Intellectual Property. Licensee acknowledges that Licensor is the owner of the Licensed Intellectual Property, and that the use of the Licensed Marks, as well as any good will established by that use, will inure to the exclusive benefit of Licensor.

8.              Quality Control. Licensee recognizes that the Licensed Marks enjoy a reputation for distinguished quality and that Licensee must, therefore, maintain such quality in Licensed Product that it commercializes. Licensed Product shall be at least equal in quality to the products produced by Licensor. If Licensee makes any material change to any Licensed Product or to any of the Licensed Technology, the change must be approved in advance by Licensor, such approval not to be unreasonably withheld. Subject to the confidentiality provisions of Section 18 of this Agreement, Licensor shall have the right, upon reasonable notice to Licensee, to inspect Licensed Product being sold by Licensee and Licensee’s use of the Licensed Technology as well as the manufacturing methods used to make Licensed Product, in order to ensure that the Licensed Product is of equal quality to the products produced by Licensor.

9.              Obligation to Maintain Licensed Intellectual Property. After the Effective Date, Licensor is obligated to maintain the owned Licensed Intellectual Property issued or registered in the Territory as of the date hereof, including without limitation filing in a timely fashion all necessary trademark registration declarations, paying all necessary declaration filing fees and trademark renewal fees, paying all required patent maintenance fees, and maintaining trade secrets and proprietary or confidential information. Should Licensor wish to forego the above-listed obligations to maintain any of the owned Licensed Intellectual Property in the Territory, Licensor shall provide Licensee with written notice sixty (60) days before the obligation to maintain would be foregone and allow Licensee, at Licensee’s cost and sole discretion, to secure Licensor’s ownership rights in the Territory in the owned Licensed Intellectual Property identified in writing by the Licensor by undertaking the obligation to maintain the Licensed Intellectual Property in the Territory. After the Grant Date, Licensor shall provide Licensee written notice within ten (10) days of the commencement of any administrative or legal proceedings challenging the validity or ownership of the owned Licensed Intellectual Property, and shall give Licensee the opportunity to provide non-binding input regarding such proceedings.

10.             Right to Review Licensed Intellectual Property. After the Effective Date, Licensor shall keep commercially reasonable records regarding the Licensed Intellectual Property. Subject to the confidentiality obligations of Section 18 of this Agreement, after the Grant Date, at Licensee’s expense and upon sixty (60) days written notice to Licensor, Licensee (or Licensee’s attorney) may review Licensor’s records pertaining to the Licensed Intellectual Property, at Licensor’s facility. Such review shall not occur more than once per calendar year.

11.             Term and Termination.

11.1            Term. The term of this Agreement shall begin on the Effective Date and shall continue until all of the Licensed Technology is expired or until the earlier termination of this Agreement in accordance with this Section 11 (the “Term”).

11.2            Termination.

11.2.1           Either Party may terminate this Agreement in the event a Party materially breaches this Agreement, and then only if, upon receipt by the breaching Party of thirty (30) days prior written notice of intent to terminate, the breaching Party fails to cure such breach prior to the expiration of the notice period. Such right of termination shall not be in lieu of other remedies such as specific performance that may be available to the non-breaching Party.

11.2.2           Licensor may terminate this Agreement, at any time within thirty (30) days after the Grant Date, upon five (5) days prior written notice to Licensee and payment to Licensee of an amount equal to $1,000,000 plus the amount of interest on the Note that was due upon the Grant Date plus the amount of interest accrued from the Grant Date to the date Licensee makes the payment set forth in this Section 11.2.2.

12.              Initial License Fee, Royalties, Payment, Prepaid Royalty.

12.1            Initial License Fee. Upon the Grant Date, Licensee shall pay to Licensor the Initial License Fee by wire transfer of immediately available funds to an account designated by Licensor. The Initial License Fee means a non-refundable one-time license fee (the “Initial License Fee”) in an amount equal to $1,000,000. The Initial License Fee may be paid by offsetting such against the principal amount of the Note outstanding as of the Grant Date, if any, payable on the Grant Date.

12.2            Royalty. In addition to the Initial License Fee, (a) for the five year period following the Grant Date, Licensee shall pay to Licensor an ongoing Royalty at a rate of three percent (3%) of the Net Sales on Licensee’s sales of Category I Licensed Product and (b) for the five year period commencing on the date that technology is selected by Licensee for inclusion in Category II Licensed Technology, Licensee shall pay to Licensor an additional ongoing Royalty on Net Sales of Category II Licensed Products to be negotiated between the Parties at the time of Licensee’s selection of the technology for inclusion in Category II Licensed Technology, with the negotiated Royalty not to exceed (3%) of the Net Collections on Licensee sales of the Category II Licensed Product. For the avoidance of doubt, Licensee must pay the royalty set forth in clause (a) plus the royalty set forth in clause (b) of this Section 12.2 if the Category II Licensed Product is also a Category I Licensed Product. Unless and until Licensee and Licensor agree upon a royalty for the Category II Licensed Products, Licensee shall have no right or license with respect Category II Licensed Technology. Licensee shall not be entitled to any credit or deduction against Royalties for the payment of the Initial License Fee. The Royalty may be changed at any time by mutual written agreement of the Parties. After the five year period following the Grant Date, a revised Royalty shall be mutually negotiated in good faith by the Parties. For absence of doubt, no Royalty shall be due on services sold by Licensee related to the Licensed Technology or Licensed Product. Nor shall any Royalty be due on the sales of articles that Licensee may make and/or sell that do not incorporate the Licensed Technology and that are not sold in connection with the Licensed Marks.

12.3            Minimum Royalties. For the two year period following the Grant Date, no minimum Royalties need be paid by Licensee to Licensor. During each successive one-year period beginning on the second anniversary of the Grant Date and on each anniversary thereafter, the minimum Royalty payable to Licensor shall be $250,000.00 (the "Minimum Royalty"). Licensee's failure to pay the Minimum Royalty for a given one-year period in which it is due shall not constitute a breach of this Agreement. However, upon Licensee's failure to pay the Minimum Royalty for a given one-year period in which it is due, Licensor may provide written notice to Licensee of its failure to pay the Minimum Royalty and indicating the amount by which the Minimum Royalties exceeded Licensee's total Royalty payments for the year (the "Shortfall"). Without limiting any other rights or remedies of Licensor under this Agreement, if Licensee fails to pay Licensor the Shortfall amount within sixty (60) days of receiving Licensor's written notice, the technology license grant in Section 2 of this Agreement shall convert to a non-exclusive license. Nothing contained in this Section 12.3 shall be deemed to limit or impair in any respect Licensor’s right to receive the full amount of Royalties payable pursuant to Section 12.2.

12.4            Payments. On a calendar quarterly basis, Licensee shall pay the Royalties, if any, that are owed to Licensor under Section 12.2, which are earned within the calendar quarter. Licensee shall make any such payment to Licensor within forty five (45) days of the end of the calendar quarter and within sixty (60) days of the end of the calendar year, and shall include a Royalty report with such payment setting forth in detail how the Royalty payment was calculated, including how Licensee’s Net Sales were determined. The report shall be verified by an officer of Licensee. For the avoidance of doubt, MEGTEC Systems, Inc. shall be responsible for making all the payments due to Licensor under this Agreement, even if the sale on which the Royalty is based is made by such a subsidiary and even if export of royalties from the Territory is restricted.

12.5            Currency. All amounts owed to Licensor pursuant to this Agreement shall be paid to Licensor in U.S. dollars at the address for Licensor provided in Section 19 of this Agreement.

13.             Records and Review. Licensee shall keep records, during the Term and for two (2) years after this Agreement terminates or expires, to verify the accuracy of any Royalties. Subject to the confidentiality obligations of Section 18 of this Agreement, at Licensor’s expense and upon sixty (60) days written notice to Licensee, Licensor (or Licensor’s attorney or certified public accountant) may audit all books and records pertaining to this Agreement, at Licensee’s facility, for the purpose of verifying the accuracy of any Royalty. Such audit shall not occur more than once per calendar year. Licensee shall pay for the costs of such audit if the audit reveals an underpayment of more than $25,000 or 5% of total Royalties due during the period that is subject to the audit, whichever is higher.

14.             Warranties. Licensor warrants that (a) Licensor owns the Licensed Intellectual Property and any associated good will; provided, however, that Licensor makes no representation or warranty pursuant to this clause (a) in respect of any Licensed Intellectual Property that is licensed to Licensor by a third party; (b) Licensor has no knowledge of any third party rights that are infringed by the Licensed Intellectual Property or of any legal or administrative challenge to the ownership or validity of the Licensed Intellectual Property; (c) Licensor has the authority to enter into this Agreement and no further approvals are required; and (d) the rights granted herein shall not conflict with any rights granted by Licensor to any third parties.

15.             Indemnification. After the Grant Date, Licensor shall indemnify, defend, and hold harmless Licensee, its officers and employees, from and against any and all claims, damages, liabilities, costs and expenses, including reasonable attorney's fees (collectively, “Damages”), arising out of (i) third party claims of intellectual property infringement arising from Licensee's use of the Licensed Intellectual Property in accordance with this Agreement and (ii) third party claims of personal injury or property damage arising from Licensed Technology purchased from Licensor or a products liability claim arising from a Licensed Product designed and supplied by Licensor; provided, that Licensor’s aggregate liability pursuant to this Section 15 shall not exceed the sum of the Initial License Fee and Royalties actually received by Licensor pursuant to this Agreement. Licensee shall indemnify, defend, and hold harmless Licensor, its officers and employees, from and against any and all claims, damages, liabilities, costs, and expenses, including reasonable attorney's fees, arising out of third party claims of personal injury or property damage arising from Licensee's negligence or misuse of the Licensed Technology or a products liability claim arising from a Licensed Product not designed by Licensor.

16.             Limitation of Liability.

16.1            Liability Disclaimer. LICENSOR SHALL NOT BE LIABLE TO LICENSEE FOR ANY EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO ITS PERFORMANCE UNDER OR BREACH OF THIS AGREEMENT OR ANY PROVISION THEREOF. For absence of doubt, this liability limitation shall not affect Licensor's Indemnification obligations under Section 15 of this Agreement.

16.2            Liability Limitation. LIABILITY OF LICENSOR TO LICENSEE RELATED TO ITS PERFORMANCE UNDER OR BREACH OF THIS AGREEMENT OR ANY PROVISION THEREOF SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED THE TOTAL AMOUNT ACTUALLY PAID TO LICENSOR BY LICENSEE UNDER THIS AGREEMENT. For absence of doubt, this liability limitation shall not affect Licensor's Indemnification obligations under Section 15 of this Agreement.

17.             Enforcement of Intellectual Property Rights. After the Grant Date, each Party shall provide the other Party with prompt written notice and reasonable evidence of any infringement of the Licensed Technology in the Territory of which such Party becomes aware. After the Grant Date, Licensor shall have the right (but not the obligation) to commence suit or other proceedings to stop such infringement, if Licensor determines under the aggregate factors that such protection makes reasonable business sense and is otherwise necessary, proper, and justified. Licensor shall have the right to select the counsel used for any such lawsuit and shall retain the proceeds, if any, arising from any such lawsuit. Licensor shall keep Licensee informed of the progress of such lawsuit or other proceedings, and shall give Licensee the opportunity to provide non-binding input regarding such lawsuit or other proceedings. Licensee shall cooperate in any reasonable way in any infringement suit brought by Licensor, including providing any needed information and documents relating to Licensee’s activities under this Agreement. After the Grant Date, if Licensor does not file suit or cause the infringement to cease within six (6) months of the notification thereof, Licensee shall have the right to sue on behalf of Licensor to attempt to stop such infringement. Licensee shall then have the right to select the counsel used for any such lawsuit and shall retain the proceeds, if any, arising from any such lawsuit. Licensor shall cooperate in any reasonable way in any infringement suit brought by Licensee, including providing any needed information and documents relating to the patented invention, the related art, and the prosecution history of the patents included in the Licensed Technology. Licensee shall keep Licensor informed of the progress of such lawsuit or other proceedings, and shall give Licensor the opportunity to provide non-binding input regarding such lawsuit or other proceedings. Notwithstanding the foregoing, Licensee shall take no action that it knows or has reason to know may cause damage to the Licensed Technology or the validity or enforceability thereof or Licensor’s rights therein.

18.             Confidentiality. The Parties acknowledge that under this Agreement, each Party shall disclose information to the other that may be confidential in nature including without limitation know-how, financial information, brand positioning and marketing strategies, new product information, designs, technical protocols, trade secrets, drawings, and models (“Confidential Information”). Except as otherwise provided in this Section 18, the receiving Party shall not, without the prior written consent of the disclosing Party, disclose to any third party any Confidential Information received from the disclosing Party. Nor shall any Party disclose to any third party the business terms of this Agreement (except to its employees, accountants, lawyers, bankers and financial advisers who agree to keep the terms confidential and except for purposes of enforcing this Agreement), and the Parties shall not use any Confidential Information for any purpose other than their performance under this Agreement or to enforce the terms of this Agreement. Furthermore, the Parties shall limit their disclosure of Confidential Information to those employees, contractors, and agents having a need to know of it. This duty of confidentiality shall not apply to Confidential Information that the receiving Party can demonstrate through written documentation: (i) is or becomes part of the public domain through no wrongdoing of the receiving Party; (ii) the receiving Party can document was known to it prior to the disclosure thereof by the disclosing Party; or (iii) lawfully becomes known to the receiving Party through a third party having no duty of confidentiality to the disclosing Party. The receiving Party's obligations under this Section 18 shall continue with respect to Confidential Information until one of the exceptions set forth in (i) - (iii) above apply to such Confidential Information. Nothing in this Section 18 shall preclude the receiving Party from complying with any validly issued subpoena, document request, deposition notice, court order, or other legal document seeking the disclosure of Information; provided, however, that upon receipt of any such document or request, the receiving Party shall promptly notify the disclosing Party to enable the disclosing Party to seek a protective order or to move to quash the subpoena or to otherwise take such action as the disclosing Party deems appropriate to protect the Information.

19.             Notice. Any notice required by this Agreement shall be provided in writing and shall be delivered to the other Party, whether by hand delivery, certified or registered mail, or professional courier service (such as FedEx). A notice sent pursuant to this Section 19 shall be deemed given on the date it was mailed, unless the intended recipient can establish that such notice was not timely received. Any such notice shall be sent to the following addresses or subsequent addresses that a recipient notified a sender is his/its new address:

Licensee: MEGTEC Systems, Inc.	Licensor: TurboSonic Technologies Inc.
830 Prosper Road, P.O. Box 5030	550 Parkside Drive, Suite A14
DePere, Wisconsin 54115-5030	Waterloo, Ontario, Canada N2L5 V4
Attn: Mohit Uberoi	Attn: Edward F. Spink
Fax: 920-339-2793	Fax: 519-885-6992

20.             Miscellaneous.

20.1            Headings. Section and subsection headings used herein are for reference and convenience only and shall not be used to interpret this Agreement.

20.2            Severability. In the event any provisions of this Agreement are held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

20.3            No Waiver. The failure of either Party to require performance by the other Party of any provision under this Agreement shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either Party of a breach of any provision of this Agreement be taken or held to be in waiver of the provision itself.

20.4            Governing Law. This Agreement shall be governed by the laws of the state of New York, without regard to its conflict of laws principles.

20.5            Complete Agreement. This Agreement constitutes the entire agreement of the Parties regarding this subject matter and supersedes any and all prior or contemporaneous oral or written agreements, understandings, negotiations or discussions between the Parties regarding this subject matter.

20.6            Amendment. This Agreement may be modified at any time by mutual agreement of the Parties. Any amendment or other modifications to this Agreement shall be made in writing duly executed by an authorized representative or agent of each Party.

20.7            No Assignment. The Parties may neither assign nor transfer this Agreement or any rights or obligations incurred hereunder, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided, however, that Licensor shall be able to assign or transfer this Agreement and/or its rights and obligations to any person or entity that acquires direct or indirect ownership of, or the right to exercise greater than 50% of the voting power, or at least 50% of the ownership interest representing either the irrevocable right to name a majority of the members of the governing body of Licensor or the right to make binding decisions for Licensor.

20.8            Force Majeure. Neither Party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, floods, storms, explosions, acts of God, war, governmental actions, labor conditions, earthquakes, or any other cause which is beyond the reasonable control of such Party.

20.9            Relationship of the Parties. This Agreement is not intended by the Parties to, and shall not, constitute or create a joint venture, partnership or other business organization and neither Party shall be or act as an agent of the other Party.

[Signatures follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives, to be effective as of the date stated above.

LICENSEE:
MEGTEC SYSTEMS, INC.

By: \s\ Gregory R. Linn
(Signature)

Name: Gregory R. Linn

Title: Senior Vice President and Chief Financial Officer

Date: October 10, 2010

LICENSOR:
TURBOSONIC TECHNOLOGIES, INC.

By: \s\ Edward F. Spink
(Signature)
Name: Edward F. Spink

Title: Chief Executive Officer

Date: October 10, 2010

LICENSOR:
TURBOSONIC, INC.

By: \s\ Edward F. Spink
(Signature)

Name: Edward F. Spink

Title: Chief Executive Officer

Date: October 10, 2010

Signature Page to Intellectual Property License Agreement